Exhibit 99.1
Magnolia Oil & Gas Corporation Announces Second Quarter 2025 Results

HOUSTON, TX, July 30, 2025 - Magnolia Oil & Gas Corporation (“Magnolia,” “we,” “our,” or the “Company”) (NYSE: MGY) today announced its financial and operational results for the second quarter of 2025.

Second Quarter 2025 Highlights:

(In millions, except per share data)	For the Quarter Ended June 30, 2025	For the Quarter Ended June 30, 2024	Percentage increase (decrease)
Net income	$81.0	$105.1	(23)%
Adjusted net income(1)	$80.9	$104.3	(22)%
Earnings per share - diluted	$0.41	$0.51	(20)%
Adjusted EBITDAX(1)	$223.2	$246.1	(9)%
Capital expenditures - D&C	$95.2	$123.4	(23)%
Average daily production (Mboe/d)	98.2	90.2	9%
Cash balance as of period end	$251.8	$275.7	(9)%
Diluted weighted average total shares outstanding(2)	192.1	201.2	(5)%

Second Quarter 2025 Highlights:

•Magnolia reported second quarter 2025 net income attributable to Class A Common Stock of $78.1 million, or $0.41 per diluted share. Second quarter 2025 total net income was $81.0 million and total adjusted net income(1) was $80.9 million. Diluted weighted average total shares outstanding decreased by 5% to 192.1 million(2) compared to second quarter 2024.

•Adjusted EBITDAX(1) was $223.2 million during the second quarter of 2025. Total drilling and completions (“D&C”) capital was $95.2 million and below our earlier guidance. The second quarter D&C capital represented approximately 43% of adjusted EBITDAX.

•Net cash provided by operating activities was $198.7 million during the second quarter of 2025 and the Company generated free cash flow(1) of $107.5 million. Magnolia generated operating income as a percentage of revenue (pre-tax margin) of 34% during the second quarter.

•Total Company production volumes in the second quarter of 2025 grew by 9% on a year-over-year basis to 98.2 thousand barrels of oil equivalent per day (“Mboe/d”) including 40.0 thousand barrels of oil per day (“Mbbls/d”) about 5% higher compared to the prior year and establishing another quarterly record for both oil and total production. Giddings total production grew 11% year-over-year to 77.4 Mboe/d with oil volumes increasing by 4%. The better-than-expected production levels were the result of continued strong well performance and productivity.

•For consecutive quarters, we are increasing our full-year 2025 production growth guidance to approximately 10%, from a range of 7 to 9% previously. We expect this growth to be delivered within the same range of D&C capital of $430 to $470 million, demonstrating the ongoing efficiencies of our capital program.

•In late June and early July, Magnolia closed multiple oil and gas property acquisitions from small private operators for approximately $40 million(3) and encompassing roughly 18,000 net acres. These assets include total production of approximately 500 Mboe/d (~35% oil), in addition to attractive leasehold and royalty acres. Second quarter 2025 volumes did not include any production benefit from the recently acquired properties.

•Magnolia continues to appraise and learn more about its vast acreage position in the Giddings area which consists of more than 750,000 gross and 550,000 net acres. As a result of our successful appraisal program, continuing evaluation of our acreage position and multiple bolt-on property acquisitions, we are increasing the current development area for our Giddings asset by 20% to approximately 240,000 net acres, or more than 40% of the Company’s total net acreage position. Approximately 75% of the increase is a result of our ongoing appraisal program with the remainder coming from the recent bolt-on transactions.

•The Company repurchased 2.2 million of its Class A Common Stock during the second quarter for $48.7 million. Magnolia has 7.4 million Class A Common shares remaining under its current share repurchase authorization, which are specifically allocated toward open market share repurchases.

•As previously announced, the Board of Directors declared a cash dividend of $0.15 per share of Class A common stock, and a cash distribution of $0.15 per Class B unit, payable on September 2, 2025 to shareholders of record as of August 11, 2025.

•Magnolia returned $77.9 million(4), or 72% of the Company’s free cash flow(1), to shareholders during the second quarter through a combination of share repurchases and dividends. Together with the significant return of cash to shareholders, Magnolia ended the first quarter with $251.8 million of cash on the balance sheet and an undrawn $450 million revolving credit facility.

“Magnolia delivered another strong period of quarterly results, and we continued to execute on our business model as demonstrated by our financial and operating performance,” said Chairman, President, and CEO Chris Stavros. “The Company’s total production and oil production set a new quarterly record supported by solid ongoing well performance notably at our Giddings asset. We now expect that our resilient well productivity to help drive our full-year 2025 production growth to approximately 10 percent. Improved well performance and capital efficiencies has provided us with ongoing operational flexibility allowing us to maintain our capital spending in the range of $430 to $470 million while continuing to preserve several well completions into 2026. Strong well performance continues to drive our overall production higher while supporting our disciplined rate of capital reinvestment that has been well-below our self-imposed ceiling of 55 percent of our EBITDAX. Ongoing capital efficiencies have allowed us to generate consistent free cash flow throughout periods of product price volatility. The most recent quarter was a good example as we generated $107 million of free cash flow returning 72 percent of this free cash to our shareholders through our base dividend payment and ongoing share repurchase program.

“We were able to use some of the excess cash generated by the business to close on multiple oil and gas property acquisitions during late June and early July totaling about $40 million. These small bolt-on transactions added approximately 18,000 net acres in Giddings including roughly 500 barrels of oil equivalent per day of production. Importantly, we have deployed this same strategy in Giddings of ‘appraise, acquire, grow, and further exploit’ since our inception and as we have continued to gain significant subsurface knowledge and experience in the Giddings field. The pursuit of this strategy contributed to increasing our development area in Giddings by 20 percent to 240,000 net acres.

“Strong well productivity, capital efficiencies and high operating margins are all characteristics that are prevalent in Giddings. These high-quality attributes along with our continued focus, capital discipline and the competitive advantage gained through our accumulated knowledge in the field are responsible for much of Magnolia’s success. We will continue to look for opportunities over time to expand our presence and footprint within the field. Magnolia's top-tier assets and focused strategy, centered on prudent capital investment, steady production growth, robust pre-tax margins, and reliable free cash flow should continue to drive shareholder returns over the long term.”

Operational Update

Total Company production volumes in the second quarter of 2025 grew by 9 percent on a year-over-year basis to 98.2 Mboe/d including 40.0 Mbbls/d, both setting new quarterly production records for the Company. Second quarter Giddings total production increased by 11 percent, compared to the prior year period with Giddings oil production growing by 4 percent compared to the second quarter of 2024. Giddings production represented 79 percent of total Company volumes during the second quarter. Magnolia’s second quarter 2025 capital spending on drilling, completions, and associated facilities was $95.2 million.

Magnolia plans to continue to operate two drilling rigs and one completion crew during 2025 and expects to maintain this level of activity through the remainder of the year. The Company’s two operated rigs and one completion crew development program has been in place consistently for the last four years driving total Company production growth of more than 40 percent and more than doubling our production volumes in Giddings. Approximately 75 to 80 percent of the 2025 activity is expected to consist of multi-well development pads in the Giddings area combined with some appraisal wells intended to test some concepts and further de-risk our sizable acreage position. Our development program at Giddings consists of drilling multi-well pads throughout our core 240,000 net acre development area. This creates a balanced and efficient program that provides more consistent year-over-year results.

Additional Guidance

The continued strong well performance leads us to raise our full-year 2025 total production growth guidance to approximately 10 percent, compared to our prior growth range of 7 to 9 percent. Magnolia is maintaining its total 2025 D&C capital spending in the range of $430 to $470 million. This includes an estimate of non-operated capital that is similar to 2024 levels. Third quarter 2025 D&C capital spending is estimated to be approximately $115 million with total production for the third quarter estimated to be approximately 99 Mboe/d inclusive of the small amount of volume associated with the recent bolt-on acquisitions.

Total company lease operating expenses (“LOE”) were $4.88 per boe during the second quarter of 2025, and significantly below both first quarter 2025 and last year’s second quarter levels of approximately $5.40 per boe. The sharp decline was driven by lower workover expense, and we expect LOE to normalize to roughly $5.25 per boe in the third quarter or about 5 percent below LOE levels seen in 2024.

Oil price differentials are anticipated to be approximately a $3 per barrel discount to Magellan East Houston and Magnolia remains completely unhedged for all its oil and natural gas production. The fully diluted share count for the third quarter of 2025 is expected to be approximately 191 million shares, which is 4 percent lower than third quarter 2024 levels.

Quarterly Report on Form 10-Q

Magnolia's financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the three months ended June 30, 2025, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on July 31, 2025.

Conference Call and Webcast

Magnolia will host an investor conference call on Thursday, July 31, 2025 at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss these operating and financial results. Interested parties may join the webcast by visiting Magnolia's website at www.magnoliaoilgas.com/investors/events-and-presentations and clicking on the webcast link or by dialing 1-844-701-1059. A replay of the webcast will be posted on Magnolia's website following completion of the call.

About Magnolia Oil & Gas Corporation

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders by delivering steady, moderate annual production growth resulting from its disciplined and efficient philosophy toward capital spending. The Company strives to generate high pre‐tax margins and consistent free cash flow allowing for strong cash returns to our shareholders. For more information, visit www.magnoliaoilgas.com.

(1) Adjusted net income, adjusted EBITDAX, and free cash flow are non-GAAP financial measures. For reconciliations to the most comparable GAAP measures, please see “Non-GAAP Financial Measures” at the end of this press release.
(2) Weighted average total shares outstanding include diluted weighted average shares of Class A Common Stock outstanding during the period and shares of Class B Common Stock, which are anti-dilutive in the calculation of weighted average number of common shares outstanding.
(3) Acquisitions that closed in July are not included in our Q2 2025 financial statements.
(4) Includes $0.9 million of share repurchases incurred during the second quarter, but settled during the third quarter of 2025, and excludes $0.8 million of share repurchases incurred during the first quarter of 2025, but settled during the second quarter of 2025.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Magnolia’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words could, should, will, may, believe, anticipate, intend, estimate, expect, project, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward looking statements contained in this press release are subject to the following factors: (i) the supply and demand for oil, natural gas, NGLs, and other products or services, including impacts of actions taken by OPEC and other state-controlled oil companies; (ii) the outcome of any legal proceedings that may be instituted against Magnolia; (iii) Magnolia’s ability to realize the anticipated benefits of its acquisitions, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (iv) changes in applicable laws or regulations; (v) geopolitical and business conditions in key regions of the world; and (vi) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors, including inflation and tariffs. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts for Magnolia Oil & Gas Corporation

Investors

Tom Fitter
(713) 331-4802
tfitter@mgyoil.com

Media

Art Pike
(713) 842-9057
apike@mgyoil.com

Magnolia Oil & Gas Corporation
Operating Highlights

	For the Quarters Ended		For the Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Production:
Oil (MBbls)	3,639	3,453	7,156	6,868
Natural gas (MMcf)	16,820	14,982	33,313	28,731
Natural gas liquids (MBbls)	2,496	2,259	4,920	4,268
Total (Mboe)	8,939	8,209	17,628	15,924

Average daily production:
Oil (Bbls/d)	39,990	37,943	39,536	37,737
Natural gas (Mcf/d)	184,840	164,641	184,048	157,863
Natural gas liquids (Bbls/d)	27,432	24,824	27,182	23,448
Total (boe/d)	98,229	90,207	97,394	87,496

Revenues (in thousands):
Oil revenues	$226,345	$275,331	$471,879	$534,514
Natural gas revenues	42,850	18,569	94,218	39,664
Natural gas liquids revenues	49,786	42,825	103,185	81,964
Total Revenues	$318,981	$336,725	$669,282	$656,142

Average sales price:
Oil (per Bbl)	$62.20	$79.74	$65.94	$77.83
Natural gas (per Mcf)	2.55	1.24	2.83	1.38
Natural gas liquids (per Bbl)	19.94	18.96	20.97	19.21
Total (per boe)	$35.68	$41.02	$37.97	$41.20

NYMEX WTI (per Bbl)	$63.71	$80.55	$67.55	$78.76
NYMEX Henry Hub (per MMBtu)	$3.44	$1.89	$3.55	$2.07
Realization to benchmark:
Oil (% of WTI)	98%	99%	98%	99%
Natural Gas (% of Henry Hub)	74%	66%	80%	67%

Operating expenses (in thousands):
Lease operating expenses	$43,590	$44,350	$90,665	$90,500
Gathering, transportation and processing	16,489	8,455	31,442	16,992
Taxes other than income	18,802	19,844	38,907	37,742
Depreciation, depletion and amortization	107,082	104,743	212,935	201,819

Operating costs per boe:
Lease operating expenses	$4.88	$5.40	$5.14	$5.68
Gathering, transportation and processing	1.84	1.03	1.78	1.07
Taxes other than income	2.10	2.42	2.21	2.37
Depreciation, depletion and amortization	11.98	12.76	12.08	12.67

Magnolia Oil & Gas Corporation
Consolidated Statements of Operations
(In thousands, except per share data)

	For the Quarters Ended		For the Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
REVENUES
Oil revenues	$226,345	$275,331	$471,879	$534,514
Natural gas revenues	42,850	18,569	94,218	39,664
Natural gas liquids revenues	49,786	42,825	103,185	81,964
Total revenues	318,981	336,725	669,282	656,142
OPERATING EXPENSES
Lease operating expenses	43,590	44,350	90,665	90,500
Gathering, transportation and processing	16,489	8,455	31,442	16,992
Taxes other than income	18,802	19,844	38,907	37,742
Exploration expenses	363	402	711	427
Asset retirement obligations accretion	1,563	1,745	3,119	3,363
Depreciation, depletion and amortization	107,082	104,743	212,935	201,819
General and administrative expenses	23,278	22,835	47,867	46,390
Total operating expenses	211,167	202,374	425,646	397,233

OPERATING INCOME	107,814	134,351	243,636	258,909

OTHER EXPENSE
Interest expense, net	(5,604)	(3,516)	(10,856)	(5,828)
Other income (expense), net	(244)	1,047	971	(3,267)
Total other expense, net	(5,848)	(2,469)	(9,885)	(9,095)

INCOME BEFORE INCOME TAXES	101,966	131,882	233,751	249,814

Current income tax expense	4,126	10,528	16,922	22,156
Deferred income tax expense	16,812	16,241	29,153	24,948
Total income tax expense	20,938	26,769	46,075	47,104

NET INCOME	81,028	105,113	187,676	202,710
LESS: Net income attributable to noncontrolling interest	2,911	9,554	6,632	22,065
NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCK	$78,117	$95,559	$181,044	$180,645

NET INCOME PER COMMON SHARE
Basic	$0.41	$0.51	$0.95	$0.97
Diluted	$0.41	$0.51	$0.95	$0.97
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	186,518	184,937	187,579	183,652
Diluted	186,530	184,965	187,591	183,694
WEIGHTED AVERAGE NUMBER OF CLASS B SHARES OUTSTANDING (1)	5,523	16,213	5,523	19,020
DILUTED WEIGHTED AVERAGE TOTAL SHARES OUTSTANDING (1)	192,053	201,178	193,114	202,714
(1) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Summary Cash Flow Data
(In thousands)

	For the Quarters Ended		For the Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$81,028	$105,113	$187,676	$202,710
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	107,082	104,743	212,935	201,819
Exploration expenses, non-cash	2	—	125	1
Asset retirement obligations accretion	1,563	1,745	3,119	3,363
Amortization of deferred financing costs	540	1,100	1,072	2,189
Deferred income tax expense	16,812	16,241	29,153	24,948
(Gain) loss on revaluation of contingent consideration	(2,652)	(1,005)	(4,004)	3,200
Stock based compensation	7,302	4,796	13,852	9,454
Other	2,524	—	2,750	2,921
Net change in operating assets and liabilities	(15,500)	36,665	(23,490)	29,724
Net cash provided by operating activities	198,701	269,398	423,188	480,329

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	(15,509)	(123,663)	(39,653)	(150,172)
Additions to oil and natural gas properties	(100,287)	(126,077)	(231,455)	(247,063)
Changes in working capital associated with additions to oil and natural gas properties	(6,440)	(9,957)	2,770	10,287
Other investing	5,739	(442)	5,771	(498)
Net cash used in investing activities	(116,497)	(260,139)	(262,567)	(387,446)

CASH FLOW FROM FINANCING ACTIVITIES
Class A Common Stock repurchases	(48,539)	(28,817)	(100,932)	(80,018)
Class B Common Stock purchases and cancellations	—	(76,740)	—	(76,740)
Dividends paid	(28,350)	(23,820)	(57,261)	(47,830)
Distributions to noncontrolling interest owners	(1,014)	(3,368)	(1,842)	(6,206)
Other financing activities	(98)	(148)	(8,874)	(7,527)
Net cash used in financing activities	(78,001)	(132,893)	(168,909)	(218,321)

NET CHANGE IN CASH AND CASH EQUIVALENTS	4,203	(123,634)	(8,288)	(125,438)
Cash and cash equivalents – Beginning of period	247,558	399,317	260,049	401,121
Cash and cash equivalents – End of period	$251,761	$275,683	$251,761	$275,683

Magnolia Oil & Gas Corporation
Summary Balance Sheet Data
(In thousands)

	June 30, 2025	December 31, 2024
Cash and cash equivalents	$251,761	$260,049
Other current assets	164,976	150,775
Property, plant and equipment, net	2,355,555	2,306,034
Other assets	88,356	103,977
Total assets	$2,860,648	$2,820,835

Current liabilities	$288,620	$290,261
Long-term debt, net	392,880	392,513
Other long-term liabilities	180,802	170,735
Common stock	24	24
Additional paid in capital	1,885,948	1,880,243
Treasury stock	(822,833)	(721,279)
Retained earnings	878,374	754,591
Noncontrolling interest	56,833	53,747
Total liabilities and equity	$2,860,648	$2,820,835

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted EBITDAX

In this press release, we refer to adjusted EBITDAX, a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies. We define adjusted EBITDAX as net income before interest expense, income taxes, depreciation, depletion and amortization, exploration expenses, and accretion of asset retirement obligations, adjusted to exclude the effect of certain items included in net income. Adjusted EBITDAX is not a measure of net income in accordance with GAAP.

Our management believes that adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We also believe that securities analysts, investors, and other interested parties may use adjusted EBITDAX in the evaluation of our Company. We exclude the items listed above from net income in arriving at adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of adjusted EBITDAX. Our presentation of adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of net income to adjusted EBITDAX, our most directly comparable financial measure, calculated and presented in accordance with GAAP:

	For the Quarters Ended
(In thousands)	June 30, 2025	June 30, 2024
NET INCOME	$81,028	$105,113
Interest expense, net	5,604	3,516
Income tax expense	20,938	26,769
EBIT	107,570	135,398
Depreciation, depletion and amortization	107,082	104,743
Asset retirement obligations accretion	1,563	1,745
EBITDA	216,215	241,886
Exploration expenses	363	402
EBITDAX	216,578	242,288
Non-cash stock based compensation expense	6,781	4,796
Other income adjustment (1)	(130)	(1,005)
Adjusted EBITDAX	$223,229	$246,079
(1) The quarter ended June 30, 2025 includes a negative adjustment of $2.7 million related to a gain on revaluation of contingent consideration and a positive adjustment of $2.5 million related to a loss on sale of other assets. The quarter ended June 30, 2024 includes a negative adjustment of $1.0 million related to a gain on revaluation of contingent consideration.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted net income

Our presentation of adjusted net income is a non-GAAP measures because it excludes the effect of certain items included in net income. Management uses adjusted net income to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted net income may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes adjusting these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted net income may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended
(In thousands)	June 30, 2025	June 30, 2024
NET INCOME	$81,028	$105,113
Adjustments:
Other income adjustment (1)	(130)	(1,005)
Change in estimated income tax (2)	26	205
ADJUSTED NET INCOME	$80,924	$104,313

Diluted weighted average shares of Class A Common Stock outstanding during the period	186,530	184,965
Weighted average shares of Class B Common Stock outstanding during the period (3)	5,523	16,213
Total weighted average shares of Class A and B Common Stock, including dilutive impact of other securities (3)	192,053	201,178
(1) The quarter ended June 30, 2025 includes a negative adjustment of $2.7 million related to a gain on revaluation of contingent consideration and a positive adjustment of $2.5 million related to a loss on sale of other assets. The quarter ended June 30, 2024 includes a negative adjustment of $1.0 million related to a gain on revaluation of contingent consideration.
(2) Represents corporate income taxes at an assumed annual effective tax rate of 19.9% and 20.4% for the quarters ended June 30, 2025 and 2024, respectively.
(3) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of revenue to adjusted cash operating margin and operating income margin

Our presentation of adjusted cash operating margin and total adjusted cash operating costs are supplemental non-GAAP financial measures that are used by management. Total adjusted cash operating costs exclude the impact of non-cash activity. We define adjusted cash operating margin per boe as total revenues per boe less cash operating costs per boe. Management believes that total adjusted cash operating costs per boe and adjusted cash operating margin per boe provide relevant and useful information, which is used by our management in assessing the Company’s profitability and comparability of results to our peers.

As a performance measure, total adjusted cash operating costs and adjusted cash operating margin may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted cash operating margin may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended
(in $/boe)	June 30, 2025	June 30, 2024
Revenue	$35.68	$41.02
Total cash operating costs:
Lease operating expenses (1)	(4.78)	(5.33)
Gathering, transportation and processing	(1.84)	(1.03)
Taxes other than income	(2.10)	(2.42)
Exploration expenses	(0.04)	(0.05)
General and administrative expenses (2)	(1.94)	(2.27)
Total adjusted cash operating costs	(10.70)	(11.10)
Adjusted cash operating margin	$24.98	$29.92
Margin (%)	70%	73%
Non-cash costs:
Depreciation, depletion and amortization	$(11.98)	$(12.76)
Asset retirement obligations accretion	(0.17)	(0.21)
Non-cash stock based compensation	(0.76)	(0.58)
Total non-cash costs	(12.91)	(13.55)
Operating income margin	$12.07	$16.37
Margin (%)	34%	40%
(1) Lease operating expenses exclude non-cash stock based compensation of $0.9 million, or $0.10 per boe, and $0.6 million, or $0.07 per boe, for the quarters ended June 30, 2025 and 2024, respectively.
(2) General and administrative expenses exclude non-cash stock based compensation of $5.9 million, or $0.66 per boe, and $4.2 million, or $0.51 per boe, for the quarters ended June 30, 2025 and 2024, respectively.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net cash provided by operating activities to free cash flow

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as cash flows from operations before net change in operating assets and liabilities less additions to oil and natural gas properties and changes in working capital associated with additions to oil and natural gas properties. Management believes free cash flow is useful for investors and widely accepted by those following the oil and gas industry as financial indicators of a company’s ability to generate cash to internally fund drilling and completion activities, fund acquisitions, and service debt. It is also used by research analysts to value and compare oil and gas exploration and production companies and are frequently included in published research when providing investment recommendations. Free cash flow is used by management as an additional measure of liquidity. Free cash flow is not a measure of financial performance under GAAP and should not be considered an alternative to cash flows from operating, investing, or financing activities.

	For the Quarters Ended
(In thousands)	June 30, 2025	June 30, 2024
Net cash provided by operating activities	$198,701	$269,398
Add back: net change in operating assets and liabilities	15,500	(36,665)
Cash flows from operations before net change in operating assets and liabilities	214,201	232,733
Additions to oil and natural gas properties	(100,287)	(126,077)
Changes in working capital associated with additions to oil and natural gas properties	(6,440)	(9,957)
Free cash flow	$107,474	$96,699